Exhibit 99.1

Hi-Tech Pharmacal Reports Sales and Earnings for the Second Fiscal Quarter Ended October 31, 2009

AMITYVILLE, N.Y. - December 9, 2009 - Hi-Tech Pharmacal Co., Inc. (NASDAQ: HITK) today reported results for the quarter ended October 31, 2009.

For the three months ended October 31, 2009, the Company reported net sales of $40.9 million, an increase of 63% from $25.1 million for the same period last year.

During the quarter ended October 31, 2009, net sales of Hi-Tech generic pharmaceutical products, excluding Midlothian Laboratories, which include liquid and sterile products were $32.0 million, an increase of 64% compared to $19.5 million for the same fiscal 2009 period. Sales of Dorzolamide with Timolol ophthalmic solution, launched in the previous year, totaled $7.2 million. Newly launched Hydrocortisone with Acetic Acid, a generic version of VoSol® HC, also contributed to the increase and offset the discontinuation of several unapproved cough and cold products.

ECR Pharmaceuticals, acquired in February, 2009, contributed $4.6 million to sales in its line of branded products in the current period.

Sales for the Health Care Products division, which markets the Company’s OTC branded products, increased 9% to $3.6 million from $3.3 million for the three months ended October 31, 2009, largely due to higher sales of Diabetic Tussin® and Multibetic®.

Net sales for Midlothian Laboratories for the three months ended October 31, 2009 were $0.7 million, a decrease of $1.6 million or 69%, compared to net sales of $2.3 million for the three months ended October 31, 2008. The decrease was due primarily to the discontinuation of unapproved cough and cold products.

For the three months ended October 31, 2009, cost of sales increased to $18.5 million from $13.1 million, but decreased as a percentage of sales to 45% of net sales, from 52% of net sales, for the three months ended October 31, 2008. The increase in gross profit is due to increased sales of higher margin products including Dorzolamide with Timolol ophthalmic solution, Dorzolamide ophthalmic solution and Hydrocortisone with Acetic Acid. Additionally, the ECR Pharmaceuticals subsidiary, included in this quarter’s results, sells higher margin branded products.

Research and product development costs for the period ended October 31, 2009 increased to $2.1 million from $1.8 million for the three month period ended October 31, 2008 as the Company increased expenditures on external projects.

For the three month period ended October 31, 2009, selling, general and administrative expense was $10.2 million, an increase of $2.7 million from $7.5 million at October 31, 2008. This increase was primarily the result of the ECR subsidiary and the amortization of intangibles of the ECR acquisition. Additionally, this expense included $1.6 million in a royalty payable to a legal partner for the Dorzolamide with Timolol ophthalmic solution.

Net income for the three month period was $7.4 million as compared to $1.1 million in the prior period. This resulted in diluted earnings per share of $0.60 compared to $0.09 per share in the comparable period in the prior year.

David Seltzer, President and CEO, commented: “We are pleased with the continued success of Dorzolamide with Timolol ophthalmic solution and Dorzolamide ophthalmic solution along with the core generic liquid line which showed strong growth. As expected, these products strengthened the Company’s financial position and allowed us to continuously invest in the business to assure future growth. This investment includes the ECR Pharmaceuticals business which showed strong growth this quarter and our recent in-licensing of Zolpimist®, which we believe will be a very successful product for ECR in the coming fiscal year.”

Hi-Tech currently has 15 products awaiting FDA approval, targeting brand and generic sales of over $600 million. In addition, Hi-Tech has twenty products in active development targeting brand sales of over $2 billion, including sterile ophthalmic products, oral solutions and suspensions and solid dosage forms.

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing generic and branded prescription and OTC products for the general healthcare industry. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company’s Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace. Hi-Tech’s ECR Pharmaceuticals division markets branded prescription products.

Forward-looking statements (statements which are not historical facts) in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not promises or guarantees and investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results and other results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These statements are based on management’s current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward looking statements which speak only as of the date made. Hi-Tech is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Hi-Tech Pharmacal Co., Inc.

William Peters, CFO

(631) 789-8228

	Unaudited Six Months Ended		Unaudited Three Months Ended
	10/31/09	10/31/08	10/31/09	10/31/08
Net sales	$84,352,000	$40,916,000	$40,875,000	$25,124,000
Cost of goods sold	35,404,000	22,966,000	18,477,000	13,131,000

Gross profit	48,948,000	17,950,000	22,398,000	11,993,000

Selling, general, administrative expenses	22,862,000	13,398,000	10,163,000	7,466,000
Research & product development costs	3,466,000	3,689,000	2,081,000	1,844,000
Royalty and Contract research (income)	(1,256,000)	(114,000)	(869,000)	(114,000)
Interest expense	15,000	17,000	7,000	13,000
Interest (income) and other	(1,285,000)	(3,686,000)	(276,000)	(86,000)

Total	$23,802,000	$13,304,000	$11,106,000	$9,123,000

Income before income taxes	25,146,000	4,646,000	11,292,000	2,870,000
Provision for income taxes	9,074,000	2,022,000	3,894,000	1,746,000

Net income	$16,072,000	$2,624,000	$7,398,000	$1,124,000

Basic net earnings per common share	$1.40	$0.23	$0.63	$0.10

Diluted net earnings per common share	$1.33	$0.22	$0.60	$0.09

Weighted average shares outstanding:
Basic	11,509,000	11,402,000	11,673,000	11,402,000
Effect of potential common shares	543,000	600,000	589,000	669,000

Diluted	12,052,000	12,002,000	12,262,000	12,071,000